INVESTOR RELATIONS CONSULTING AGREEMENT

Program: Year One as Publicly-Traded

THIS CONSULTING AGREEMENT (“Agreement”) is made by and between GH Capital, Inc. (hereinafter referred to as the “Company” or GH Capital), and Hayden IR and Stratcon Partners (hereinafter referred to as the “Consultant” or “HIR”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

Program Objectives:

The program is designed to achieve these results through numerous activities as described below:

•	Create and maintain effective company marketing materials.
•	Update and maintain public company profiles and messaging across all Internet financial sites.
•	Establish and manage press release distribution.
•	Create, write and maintain press release pipeline.
•	Update and manage investor relations section of corporate website.
•	Set up or arrange and manage social media assets, including Facebook, Twitter, LinkedIn and Instagram.
•	Manage investor inquiries and contacts of the company.
•	Increase contact with institutional investors, family offices, high net-worth individuals and retail brokers.
•	Establish relationships with and push content to financial writers and bloggers who follow other like companies in sector and market size.
•	Outreach and push content to message boards.
•	Increase number of market makers.
•	Provide introductions for access to capital.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. CONSULTING SERVICES

1.1 HIR agrees that for a period of twelve (12) months commencing on August 1, 2016, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which GH Capital is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HIR has knowledge or expertise.

1.2 HIR shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HIR on behalf of the Company shall be performed to the best of HIR’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors.

HIR will develop, implement, and maintain an ongoing stock market support system for GH Capital including:

  A better understanding of the core growth opportunities and key drivers for the end-market being addressed;
  The extent of the Company’s growth plans, capital requirements, and operating leverage;
  Establishing and articulating the key operating, growth, and valuation metrics that investors/shareholders should focus on to judge future performance. Answering the question, “why should an investor invest in GH Capital?”
  Differentiating GH Capital from other holding and electronic payment companies based on its technology, relationships and platform.

2. THE FINANCIAL PRESS

HIR will assist executive management in drafting and supporting GH Capital in delivering complete press releases on all material events as deemed by the Company to the investing public. Executive Management and corporate counsel, when required by GH Capital’s press release policy and procedures, will approve all press releases before they are sent to the wire. We have negotiated volume discounts with a top-tier wire service vendor and shall pass through those significantly discounted pricing plans on a wide range of services to GH Capital. At Company’s discretion, HIR will disseminate news releases through a Broadcast Fax and/or electronic mail (e-mail) to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in GH Capital.

3.	PUBLIC MARKET INSIGHT

Paramount to our collective efforts, HIR will discuss with executive management the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HIR has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications. We will assist executive management in understanding the life cycle of the financial markets and how GH Capital is impacted directly and indirectly by different variables. The Team at HIR leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

II. MARKETING OUTLOOK & DETAILED AGENDA

A.	HIR shall undertake due diligence of GH Capital to gain a deep understanding of the Company. The due diligence shall include a review of the overall company, including an interview with key executive management with a goal of developing an understanding and analysis of the Company’s operations, business plans, financial forecasts, capital expenditure needs and cash flow projections, in addition to any acquisition and expansion plans. HIR shall on a continuing basis keep itself aware through analysis and discussion with executive management the key developments and progress of the financial progress of the Company.
B.	HIR shall create a two-page Corporate Profile, which clearly articulates the current business and financial position, as well as the strategy for future growth. This is an important marketing piece for investors to quickly learn about the company. This shall be updated each month at the minimum. In the event of a material event this shall be updated at the time of public disclosure.
C.	HIR shall review, consult, and if needed edit GH Capital’s investor PowerPoint presentation. HIR will incorporate research and feedback from conversations and meetings to improve the investor PowerPoint and message delivery. This shall be updated at least once per quarter.
D.	HIR shall update and maintain public company profiles and messaging across all Internet financial sites, such as Yahoo Finance, OTC Markets, Capital IQ, Reuters, Bloomberg, CNBC, Google Finance.
E.	HIR shall formalize a press release calendar for the coming three months with an emphasis on integrating and optimizing said releases into coherent and strategic themes. HIR supported by GH Capital executive management shall create, edit and release accordingly.
F.	HIR shall update and manage investor relations section of corporate website, ensuring correct profiles, news and contact information.
G.	HIR shall set up or arrange and manage social media assets, including Facebook, Twitter, LinkedIn and Instagram.
H.	HIR shall incorporate current investor list and past road show meetings into our database in order to call through to alert as to new developments, gather feedback, and engage.
I.	HIR will initiate an outreach program targeting key investment professionals that will result in arranging conference calls and face-to-face investor meetings for management with such targeted investment professionals. Specific attention will be paid to similar sector-focus or financial profile as GH Capital for introductions.
J.	HIR will identify key upcoming conferences for GH Capital management to attend.
K.	HIR shall establish relationships with and push content to financial writers, bloggers and their followers who follow other like companies in sector and market size, including Benzinga, Marketfy, InvestorsHub, SeekingAlpha, Fool and StockTwits.
L.	Outreach and push content to message boards.
M.	HIR shall provide introductions to potential market makers.
N.	HIR shall upon request provide introductions for access to capital to investment bankers.

As GH Capital evolves, the appropriate approach to the market will be incorporated into the agenda for optimal results.

III. CONTRACTUAL RELATIONSHIP

In performing services under this proposal, HIR shall operate as, and have the status of, an independent contractor. HIR agrees that all information disclosed to it about the GH Capital’s products, processes and services are the sole property of GH Capital, and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

IV. TERM

This agreement shall remain in effect for a period commencing on the Effective Date and terminating twelve (12) months from the Effective Date of August 1, 2016, with a four (4) month guaranteed commitment, cancellable thereafter on a 30 days’ notice by either party. In the event that HIR commits any material breach or violation of the provisions of a written Agreement between HIR and GH Capital, then, the Company has the right to terminate its relationship with HIR any time during the Term. GH Capital warrants that it will provide its best efforts in complying with HIR in the performance of its duties and obligations and to not unreasonably withhold information or access of GH Capital’s executive management which could cause HIR to not fulfill its duties under its obligations herewith.

V. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both GH Capital and HIR in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of GH Capital, Hayden IR proposes the following compensation terms:

•	Cash: A monthly cash fee of $2,000 per month for the initial three (3) months, then $2,500 per month thereafter for consulting and services paid in advance of services each month to Hayden IR.

•	Restricted Stock: Monthly restricted stock for consulting and services fee paid in advance of services each month to Hayden IR (to be issued as per provided instructions) will be $6,000 per month; Such fee will be calculated and valued at the lower of the trailing 5-day VWAP or the closing price on the last day of each month. The shares are to be issued within 30 days of the election. HIR shall not have registration rights, and the shares may be sold subject to Rule 144.

VI. PRIOR RESTRICTION

HIR represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HIR from performing the services on behalf of the Company that HIR is herein agreeing to perform. Neither HIR nor any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

VII. ASSIGNMENT

This Agreement is personal to HIR and may not be assigned in any way by HIR without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HIR, and upon the successors and assigns of the Company.

VIII. CONFIDENTIALITY

Except as required by law or court order, HIR will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HIR or which hereinafter may become known to HIR and HIR shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of GH Capital. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

HIR shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for GH Capital during our contractual engagement.

IX. GOVERNING LAW; VENUE; DEFAULT

9.1 This Agreement shall be governed by the laws of the state of Arizona, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in Arizona. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non conveniens.

9.2 In the event that HIR commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HIR to comply with, or restrain HIR from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HIR in default hereunder and to terminate this Agreement and any further payments hereunder. HIR agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by HIR, its officers, agents and /or employees regarding and/or on behalf of the Company whether in connection with HIR's performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

9.3 Since HIR must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HIR, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HIR (or any material omission by the Company that caused such supplied information to be materially misleading).

X. SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XI. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at Southeast Financial Center, 200 South Biscayne Blvd., Suite 2790, Miami, FL 33131 and in the case of HIR, be mailed to Hayden IR, 15879 N. 80th Street, Suite #400, Scottsdale, AZ 85260 and to Stratcon Partners, 155 West 68th Street, #27E, New York, NY 10023.

XII. MISCELLANEOUS

12.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

12.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

12.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, shall be given the same legal force and effect as original signatures.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

Hayden IR, LLC	GH Capital, Inc.

By: /s/	By: /s/
Mr. Maas, Managing Partner	Mr. Ruecker, Chief Executive Officer

Stratcon Partners, LLC	GH Capital, Inc.

By: /s/	By: /s/
Mr. Hart, General Partner	Mr. Podeyn, Chief Operating Officer